Exhibit 2.1
EXECUTION VERSION
CONTRIBUTION AND EXCHANGE AGREEMENT
BY AND AMONG
HARBINGER GROUP INC.,
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
AND
GLOBAL OPPORTUNITIES BREAKAWAY LTD.
DATED AS OF SEPTEMBER 10, 2010

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(Continued)

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EXHIBIT A Contributed Shares
EXHIBIT B Registration Rights Agreement
EXHIBIT C SBH Registration Rights Agreement Joinder
EXHIBIT D SBH Stockholder Agreement Joinder
EXHIBIT E Lock-Up Agreement
EXHIBIT F Tax Certificate

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CONTRIBUTION AND EXCHANGE AGREEMENT
     THIS CONTRIBUTION AND EXCHANGE AGREEMENT, dated as of September 10, 2010 (this “Agreement”), is made by and among Harbinger Group Inc., a Delaware corporation (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”), and Global Opportunities Breakaway Ltd., a Cayman Islands exempted company (“Global Opportunities” and, each of Harbinger Master, Harbinger Special Situations and Global Opportunities, a “Harbinger Party” and, together, the “Harbinger Parties”).
W I T N E S S E T H:
     WHEREAS, each Harbinger Party is the beneficial owner of the number of shares of common stock, par value $0.01 per share (the “SBH Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (“SBH”), set forth opposite such Harbinger Party’s name under the heading titled “SBH Shares” on Exhibit A attached hereto (such shares, the “SBH Shares”);
     WHEREAS, the board of directors (the “Board of Directors”) of the Company (upon the unanimous recommendation of a special committee consisting solely of directors of the Company determined by the Board of Directors to be “independent” pursuant to the rules of the New York Stock Exchange (the “Special Committee”)), has approved the consummation of the transactions provided for in this Agreement, including the issuance by the Company to each Harbinger Party of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), in exchange for the contribution to the Company by such Harbinger Party of a number of SBH Shares which, together with the SBH Shares to be contributed by the other Harbinger Parties hereunder, will represent at least fifty-two (52%) of the shares of SBH Common Stock calculated on a Fully-Diluted Basis (as defined herein) as of the Closing Date (as defined herein), upon the terms and subject to the conditions of this Agreement (the “Transaction”);
     WHEREAS, the Board of Directors (acting upon the unanimous recommendation of the Special Committee) has (a) determined that this Agreement and the Transaction are advisable and in the best interest of the Company and its stockholders (other than the Harbinger Parties), (b) declared it to be advisable for the Company to enter into this Agreement and the Ancillary Agreements (as defined herein), and to consummate the Transaction, (c) duly approved this Agreement, the Ancillary Agreements and the Transaction, which approval has not been rescinded or modified, and (d) determined to recommend to its stockholders the approval of, and submit to its stockholders for consideration in accordance with this Agreement, the issuance of Company Common Stock in the Transaction;
     WHEREAS, as a condition and inducement to the Harbinger Parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) the Company and the Harbinger Parties are

entering into a Registration Rights Agreement, in the form attached hereto as Exhibit B (as amended or modified from time to time, the “Registration Rights Agreement”), pursuant to which the Harbinger Parties will, effective upon the Closing (as defined herein), have certain registration rights in respect of the shares of Company Common Stock owned by them and (b) the Company is executing (x) a joinder, in the form attached hereto as Exhibit C (the “SBH Registration Rights Agreement Joinder”), to the SBH Registration Rights Agreement (as defined herein) and (y) a joinder, in the form attached hereto as Exhibit D (the “SBH Stockholder Agreement Joinder”), to the SBH Stockholder Agreement (as defined herein), pursuant to which the Company shall, effective upon the Closing, succeed to the rights and obligations of the Harbinger Parties under the SBH Registration Rights Agreement and the SBH Stockholder Agreement, respectively; and
     WHEREAS, immediately following the execution and delivery of this Agreement, the Harbinger Parties shall deliver to the Company a written consent duly executed by each Harbinger Party in its capacity as a holder of Company Common Stock approving the issuance of Company Common Stock in the Transaction and such consents, taken together, shall represent at least a majority of the issued and outstanding shares of Company Common Stock.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE TRANSACTION
     SECTION 1.1 The Contribution. Subject to the terms and conditions set forth herein, at the Closing, each Harbinger Party shall contribute to the Company the number of SBH Shares set forth opposite such Harbinger Party’s name under the heading titled “Contributed Shares” on Exhibit A (collectively, the “Contributed Shares”) in exchange for the issuance by the Company to such Harbinger Party of a number of fully paid and non-assessable shares of Company Common Stock obtained by multiplying (x) the total number of Contributed Shares to be contributed by such Harbinger Party pursuant to this sentence by (y) the Exchange Ratio. The number of Contributed Shares may be increased, but not decreased, by each Harbinger Party pursuant to Section 1.3(a)(i) hereof.
     SECTION 1.2 Closing. The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article V (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas,

New York, New York, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     SECTION 1.3 Transactions to be Effected at the Closing.
          (a) On the Closing Date, each of the Harbinger Parties shall:
               (i) deliver to the Company a certificate (the “Closing Contribution Certificate”) duly executed by an authorized officer of such Harbinger Party, setting forth the number, if any, of additional shares of SBH Common Stock to be contributed by such Harbinger Party in the Transaction and indicating whether such shares are certificated or uncertificated. From and after delivery of the Closing Contribution Certificate, such shares shall be deemed to be Contributed Shares for all purposes of this Agreement;
               (ii) provide written notice to SBH of the Transaction and the contribution of the Contributed Shares to the Company and, provided that the Company is eligible to receive the Contributed Shares through DTC, request that SBH instruct its designated transfer agent to credit the aggregate number of uncertificated Contributed Shares to the Company’s balance account with DTC through its Deposit Withdrawal Agent Commission system;
               (iii) deliver to the Company stock certificates representing the Contributed Shares that are certificated, in each case, properly endorsed or accompanied by duly executed stock powers; and
               (iv) deliver to the Company each of the documents, certificates and items required to be delivered by such Harbinger Party pursuant to Section 5.2.
          (b) On the Closing Date, the Company shall:
               (i) (A) subject to Section 1.4(b), issue to each Harbinger Party stock certificates representing a number of newly-issued, fully paid and non-assessable shares of Company Common Stock obtained by multiplying (x) the number of Contributed Shares contributed to the Company by such Harbinger Party at the Closing by (y) the Exchange Ratio, which certificates shall be, in each case, properly endorsed or accompanied by duly executed stock powers, and (B) instruct its designated transfer agent to update the stock ledger of the Company to reflect the issuance described in clause (A); and
               (ii) deliver to the Harbinger Parties each of the documents, certificates and items required to be delivered by the Company pursuant to Section 5.3.
     SECTION 1.4 The Exchange Ratio.
          (a) The “Exchange Ratio” shall mean 4.32, subject to adjustment as set forth in this Section 1.4(a). The Exchange Ratio shall be adjusted (as mutually agreed by the Company and the Harbinger Parties) to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Company Common Stock or SBH Common Stock), reorganization, recapitalization, reclassification or other similar change with respect to the Company Common Stock or the SBH Common Stock, having a record date on or after the date of this Agreement and prior to the Closing.
          (b) Fractional Shares. Any fraction of a share of Company Common Stock issuable by the Company in the Transaction shall instead be rounded up to the nearest whole share if such fraction is equal to or greater than .5 and rounded down to the nearest whole share if such fraction is less than .5.
          (c) Distributions and Rights with Respect to the Contributed Shares. Any dividends or other distributions payable in cash or property, pre-emptive rights, rights offerings or other similar rights arising after the date hereof in respect of the Contributed Shares shall inure to the benefit of the Company, whether or not such rights arise from the events set forth in paragraph 1.4(a) hereof. Each Harbinger Party shall take all such actions as are legally permissible to assign such rights to the Company or, if such rights are not assignable, such Harbinger Party and the Company shall use their respective reasonable best efforts to provide that the Company receives the benefit of such rights subject to the obligations and liabilities appurtenant thereto. In the event dividends or other distributions become payable in cash or other property (other than securities) with respect to Contributed Shares having a record date on or after the date of this Agreement and prior to the Closing, each Harbinger Party shall pay or deliver such cash or property (net of any taxes, costs or liabilities paid or payable by such Harbinger Party as a result of the ownership of such Contributed Shares) to the Company at the Closing in such manner as the Company shall reasonably direct. For the sake of clarity, the parties understand and agree that the payment to the Company of any such cash or property is a contribution, along with the SBH Shares, into the Company in a transaction governed by Section 351 of the Code.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE HARBINGER PARTIES
     Except as set forth in the Harbinger Parties Disclosure Schedule, each Harbinger Party, severally, and not jointly or jointly and severally, represents and warrants to the Company that all of the statements contained in this Article II are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date. Each disclosure set forth in the Harbinger Parties Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Harbinger Parties Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

     SECTION 2.1 Ownership of the SBH Shares.
          (a) As of the date of this Agreement, such Harbinger Party is the beneficial owner of the Contributed Shares set forth opposite such Harbinger Party’s name under the heading titled “Contributed Shares” on Exhibit A, and, as of the Closing, such Harbinger Party shall be the beneficial owner of such Contributed Shares. Such Harbinger Party has as of the date of this Agreement, and will have as of the Closing, good and marketable title to the Contributed Shares owned by it, free and clear of all Liens other than Permitted Liens. The Contributed Shares to be delivered by such Harbinger Party at the Closing shall be delivered by such Harbinger Party to the Company free and clear of all Liens other than the Permitted Liens set forth in clause “(a)” of the definition of Permitted Liens.
          (b) The Contributed Shares owned by such Harbinger Party have been duly authorized, validly issued and are fully paid and non-assessable. Except for the SBH Stockholder Documents and any agreements evidencing the credit obligations of such Harbinger Party or its Affiliates, such Harbinger Party is not a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to the Contributed Shares beneficially owned by it.
     SECTION 2.2 Organization and Authority. Such Harbinger Party is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other action of such Harbinger Party. This Agreement has been duly and validly executed and delivered by such Harbinger Party and, assuming due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such Harbinger Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
     SECTION 2.3 No Conflict; Required Filings or Consents.
          (a) No Conflict. The execution, delivery and performance of this Agreement by such Harbinger Party do not, and the consummation by such Harbinger Party of the Transaction and compliance by such Harbinger Party with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of such Harbinger Party or any restriction on the conduct of any of the businesses or operations of such Harbinger Party under (i) any of the Organizational

Documents of such Harbinger Party, (ii) assuming the Company has duly executed and delivered the SBH Stockholder Agreement Joinder, any Contract to which such Harbinger Party or its Contributed Shares are bound or (iii) any Harbinger Party Permit or, subject to the governmental filings and other matters referred to in Section 2.3(b), any Law applicable to such Harbinger Party or its properties or assets.
          (b) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to such Harbinger Party in connection with the execution, delivery and performance of this Agreement by such Harbinger Party or the consummation by such Harbinger Party of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any other Competition Laws, (ii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act and the rules of the NYSE as may be required in connection with this Agreement and the Transaction and (iii) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of such Harbinger Party to consummate the Transaction.
     SECTION 2.4 SBH SEC Reports; Information Supplied.
          (a) SBH SEC Reports. To the Knowledge of such Harbinger Party:
               (i) Each report, registration statement, certification and definitive proxy statement which was required to be filed or furnished by SBH with the SEC on or after March 29, 2010 (the “SBH SEC Reports”) did not at the time it was filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) As of the date of this Agreement, there are no unresolved SEC comments with respect to the SBH SEC Reports.
               (iii) The financial statements of SBH, Russell Hobbs and Spectrum contained in or incorporated by reference into the SBH SEC Reports (other than the pro forma financial information contained therein) (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position and consolidated results of operations and cash flows, as the case may be, of such Person and its Subsidiaries, in each case as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to SBH and its Subsidiaries, taken as a whole, and (C) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.
               (iv) Except as to matters disclosed in the SBH SEC Reports filed or furnished prior to the date of this Agreement (excluding any disclosures in any “risk factor” section thereof), since December 31, 2009, there has not been any event, occurrence, effect, change or circumstance that has had, or would reasonably be likely to have, an SBH Material Adverse Effect.
               (v) The pro forma financial information contained in the SBH SEC Reports was prepared on a reasonable basis and complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.
          (b) Information Supplied. None of the information supplied or to be supplied by or on behalf of such Harbinger Party, and to the Knowledge of such Harbinger Party, none of the information to be supplied in respect of SBH, in each case, specifically for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 2.4(b), no representation or warranty is made by such Harbinger Party with respect to information or statements made or incorporated by reference in the Information Statement that was not supplied by or on behalf of such Harbinger Party or by or on behalf of SBH specifically for inclusion or reference therein.
     SECTION 2.5 Accredited Investor; Acquisition for Own Account.
          (a) Accredited Investor. Such Harbinger Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 (without regard to Rule 501(a)(4)) of Regulation D, promulgated under the Securities Act.
          (b) Acquisition for Own Account. The shares of Company Common Stock to be issued to such Harbinger Party in the Transaction are being acquired for such Harbinger Party’s own account and with no intention of distributing or reselling such shares of Company Common Stock or any part thereof in any transaction that would be in violation of the securities Laws of the United States and any state of the United States, without prejudice, however, to the rights of such Harbinger Party at all times to sell or otherwise dispose of all or any part of such shares of Company Common Stock in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act, and in compliance with other applicable state and federal securities Laws.

     SECTION 2.6 Capital Structure of SBH. To the Knowledge of such Harbinger Party:
          (a) As of the date hereof, the authorized capital stock of SBH consists of 200,000,000 shares of SBH Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “SBH Preferred Stock”). As of the close of business on September 8, 2010, (i) 51,020,426 shares of SBH Common Stock were issued and outstanding, (ii) no shares of SBH Preferred Stock were issued and outstanding, (iii) no shares of SBH Common Stock were held by SBH in its treasury and (iv) no shares of SBH Preferred Stock were held by SBH in its treasury. All of the Contributed Shares have been, duly authorized and will be, when contributed to the Company in accordance with the terms hereof, validly issued, fully paid, non-assessable and free of pre-emptive rights other than the pre-emptive rights for the benefit of such Harbinger Party under the Organizational Documents of SBH. As of the date of this Agreement, except (i) as set forth above, (ii) as set forth in Section 2.6(a) of the Harbinger Parties Disclosure Schedule, there are no (A) shares of capital stock of SBH authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or binding commitments of any character to which SBH is a party, requiring SBH to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, SBH or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or binding commitment (in each case, other than pursuant to the SBH Stockholder Documents) or (C) outstanding contractual obligations of SBH to repurchase, redeem or otherwise acquire any shares of SBH Common Stock or the capital stock of SBH (except for customary repurchases of shares of capital stock of SBH from former employees of SBH or its Subsidiaries upon cessation or termination of employment).
          (b) As of the date hereof, except pursuant to the Registration Rights Agreement, dated February 9, 2010, among SBH, the Harbinger Parties and certain other parties, there are no contractual obligations for SBH or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of SBH or its Subsidiaries under the Securities Act.
          (c) As of the date hereof, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of SBH having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for SBH Common Stock having the right to vote) on any matters on which stockholders may vote (“SBH Voting Debt”) are issued or outstanding.
     SECTION 2.7 Related Party Transactions. Except for the SBH Stockholder Documents or as disclosed in Section 2.7 of the Harbinger Parties Disclosure Schedule, none of the Harbinger Parties or any of their respective Affiliates (other than SBH and its Subsidiaries) is a party to any Contract with SBH or any Subsidiary thereof that would be required to be disclosed by SBH pursuant to Item 404 of Regulation S-K under the Exchange Act.

     SECTION 2.8 Brokers and Advisors. Except for fees and expenses payable to Credit Suisse, which fees and expenses shall remain the obligation of the Harbinger Parties, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Harbinger Party.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC prior to the date of this Agreement, the Company represents and warrants to the Harbinger Parties that all of the statements contained in this Article III are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Company Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.
     SECTION 3.1 Organization, Standing and Corporate Power; Organizational Documents; Subsidiaries.
          (a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority and all requisite approvals from any Governmental Authorities necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, in each case except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (b) Organizational Documents. The Company has delivered or made available to the Harbinger Parties, prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of the Company, and each such instrument is in full force and effect. The Company is not in violation of its Organizational Documents.
          (c) Subsidiaries. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries. All the outstanding shares of capital stock of, or other equity interest in, the

Subsidiaries of the Company have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, in each case, (i) free and clear of all Liens (other than restrictions under applicable securities Laws), (ii) free of pre-emptive rights and (iii) free and clear of any other restriction on the right to vote or sell the same, except as may be provided as a matter of Law.
     SECTION 3.2 Capital Structure of the Company. The Company represents and warrants that:
          (a) As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on September 10, 2010, (i) 19,286,290 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury and (iv) no shares of Company Preferred Stock were held by the Company in its treasury. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock to be issued in the Transaction have been, duly authorized and will be, when issued in accordance with the terms hereof, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the date of this Agreement, except as set forth above or as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no (A) shares of capital stock of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or binding commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, any obligation of the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or binding commitment or (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or Affiliates or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
          (b) As of the date hereof, except pursuant to the Registration Rights Agreement, dated April 13, 1999, between the Company and Zap.Com Corporation, its wholly owned Subsidiary, there are no contractual obligations for the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries under the Securities Act.
          (c) As of the date hereof, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of the Company having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for Company Common Stock having the right to vote) on any matters on which stockholders may vote (“Company Voting Debt”) are issued or outstanding.
          (d) Except for the Transaction and as disclosed in Section 3.2(d) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which either of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Company Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract or undertaking.
          (e) Except for the Transaction, neither the Company nor any of its Subsidiaries is a party to any Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock of the Company or any of its Subsidiaries.
          (f) Other than U.S. Treasury securities and the Subsidiaries listed in Section 3.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment in (in the form of a capital contribution or otherwise), any of its Subsidiaries or any other Person.
     SECTION 3.3 Authority; Requisite Corporate Approval; Opinion of Financial Advisor; Voting Requirements; No Conflict; Required Filings or Consents.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transaction. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transaction, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution, delivery and performance of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
          (b) Requisite Corporate Approval. The Board of Directors (acting upon the unanimous recommendation of the Special Committee) has (i) determined that this

Agreement and the Transaction are advisable and in the best interest of the Company and its stockholders (other than the Harbinger Parties), (ii) declared it to be advisable for the Company to enter into this Agreement and the Ancillary Agreements, and to consummate the Transaction, (iii) duly approved this Agreement, the Ancillary Agreements and the Transaction, which approval has not been rescinded or modified, and (iv) determined to recommend to its stockholders the approval of, and submit to its stockholders for consideration in accordance with this Agreement, the issuance of Company Common Stock in the Transaction.
          (c) Opinion of Financial Advisor. The Special Committee has received the opinion of its financial advisor, Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio is fair to the Company from a financial point of view. The Company will provide the Harbinger Parties with an informational copy of Houlihan Lokey’s written opinion promptly following the execution of this Agreement, it being understood than none of the Harbinger Parties shall have the right to rely on such opinion.
          (d) Voting Requirements. The approval of the issuance of Company Common Stock in the Transaction by the holders of a majority of the issued and outstanding shares of Company Common Stock for purposes of Section 312.03(b) and/or (c) of the NYSE Listed Company Manual (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company that is required to authorize the issuance of Company Common Stock in the Transaction and no other vote of the holders of any class or series of capital stock of the Company is required in connection with the Company’s execution, delivery or performance of this Agreement and consummation of the Transaction.
          (e) No Conflict. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transaction and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries or any restriction on the conduct of any of the businesses or operations of the Company or any of its Subsidiaries under (i) any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to receipt of the Company Stockholder Approval, any Contract to which the Company, any of its Subsidiaries or any of their respective properties or assets are bound or (iii) any Company Permit or, subject to the governmental filings and other matters referred to in Section 3.3(f), any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clause (ii) as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transaction, except for (i) compliance with, and filings under, the HSR Act, and any applicable filings or notifications under any other Competition Laws, (ii) the filing with the SEC of the Information Statement, (iii) such reports under, or other applicable requirements of, the Exchange Act, the Securities Act and the rules of the NYSE as may be required in connection with this Agreement or the Transaction and (iv) such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     SECTION 3.4 Company SEC Reports; Information Supplied.
          (a) Company SEC Reports.
               (i) Each report, registration statement, certification and definitive proxy statement which was required to be filed or furnished by the Company with the SEC since December 31, 2009 (the “Company SEC Reports”) did not at the time it was filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) As of the date of this Agreement, to the Knowledge of the Company, there are no unresolved SEC comments with respect to the Company SEC Reports.
               (iii) The financial statements of the Company contained in the Company SEC Reports (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position and consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries as of their respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to the Company and its Subsidiaries, taken as a whole, and (C) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.
          (b) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion in the Information Statement will, when it is filed or at any time it is amended or supplemented or at the date the Information Statement is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.4(b), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement (i) that was not supplied by or on behalf of the Company specifically for inclusion or reference therein or (ii) with respect to SBH, Russell Hobbs or Spectrum.
     SECTION 3.5 Absence of Certain Changes or Events. Since December 31, 2009, there has not been an event, occurrence, effect, change or circumstance that has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     SECTION 3.6 Accredited Investor; Acquisition for Own Account.
          (a) Accredited Investor. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 (without regard to Rule 501(a)(4)) of Regulation D, promulgated under the Securities Act.
          (b) Acquisition for Own Account. The Contributed Shares are being acquired for the Company’s own account and with no intention of distributing or reselling such Contributed Shares or any part thereof in any transaction that would be in violation of the securities Laws of the United States and any state of the United States, without prejudice, however, to the rights of the Company at all times to sell or otherwise dispose of all or any part of such Contributed Shares in a transaction that does not violate the Securities Act, under an effective registration statement under the Securities Act or under an exemption from such registration available under the Securities Act, and in compliance with other applicable state and federal securities Laws.
     SECTION 3.7 Exchange Listing. The Company is currently listed on the NYSE. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company by the NYSE or FINRA with respect to any intention by such entity to prohibit or terminate the listing of such securities thereon.
     SECTION 3.8 Investment Company. Neither the Company nor any of its Subsidiaries is or, assuming the Contributed Shares represent at least more than fifty percent (50%) of the issued and outstanding shares of SBH Common Stock as of the Closing, following the consummation of the Transaction, will be an “investment company” as defined under the Investment Company Act of 1940, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.
     SECTION 3.9 Brokers and Advisors. Except for fees and expenses payable to Houlihan Lokey, which fees and expenses shall remain the obligation of the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company, its Subsidiaries or their Affiliates.
ARTICLE IV
COVENANTS
     SECTION 4.1 Conduct of the Company’s Business. The Company agrees that, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, except as (a) otherwise expressly permitted or required under or by this Agreement or any Ancillary Agreement, (b) set forth in Section 4.1 of the Company Disclosure Schedule, (c) consented to by the Harbinger Parties in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) required by any Law, the Company shall, and shall cause its Subsidiaries to, operate in the ordinary course of business consistent with past practice and shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action, that if taken or failed to be taken during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, would (or which would be reasonably expected to) delay or impede the consummation of the Transaction.
     SECTION 4.2 Voting of SBH Stock by the Harbinger Parties. Each Harbinger Party agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as consented to by the Company in writing or required by any Law, such Harbinger Party shall not vote any shares, execute and deliver any written consent in lieu of any vote, or enter into any agreement to vote or execute and deliver a consent with respect to, any SBH Common Stock or other voting security of SBH held by such Harbinger Party in favor of any proposal to do any of the following:
          (a) amend or otherwise change the Organizational Documents of SBH that would, directly or indirectly:
               (i) make any change in the authorized or issued capital stock or other equity interests of SBH;
               (ii) redeem, transfer, encumber, pledge, sell or otherwise dispose of any of SBH’s capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action other than shares of SBH Common Stock issued pursuant to existing long-term incentive plans; or
               (iii) split, combine or reclassify any of the capital stock or other equity interests of SBH;

          (b) take any action that would, directly or indirectly, result in the sale (by merger, consolidation, sale of stock or assets, joint venture, license out, or other business combination) of all or substantially all of the assets of SBH;
          (c) take any action that would, directly or indirectly, result in the merger or consolidation of SBH or its Subsidiaries with any Person;
          (d) approve or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of SBH;
          (e) enter into or adopt, any new long-term incentive plan of SBH providing for the issuance of newly issued securities of SBH or amend or modify an existing long-term incentive plan in a manner that would increase the number of securities to be issued thereunder or amend or modify any such plan in a material manner resulting in an increase of capital stock or rights to acquire capital stock thereunder; or
          (f) enter into or modify in any material respect any agreement with respect to the voting of the capital stock of SBH.
Notwithstanding anything in this Agreement to the contrary, (a) no Harbinger Party makes any agreement or understanding herein in any capacity other than in its capacity as a beneficial owner of shares of SBH Common Stock, and (b) nothing herein shall be construed to limit or affect any action or inaction by any Affiliate, officer, director or direct or indirect equityholder of any Harbinger Party acting in his or her capacity as a director of SBH or any Subsidiary thereof.
     SECTION 4.3 Preparation of Information Statement. Promptly after the execution of this Agreement, the Company shall prepare the Information Statement. The Information Statement shall constitute an information circular informing the stockholders of the Company of (a) the approval of this Agreement, the Ancillary Agreements and the Transaction by the Board of Directors and (b) receipt of the Company Stockholder Approval. The Company will use its reasonable best efforts to cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall use its reasonable best efforts to cause the Information Statement to be cleared by the SEC as promptly as practicable after its filing with the SEC. The Company will advise the Harbinger Parties promptly after it receives oral or written notice of any request by the SEC for amendment of the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide each of the Harbinger Parties with copies of any written communication from the SEC or any state securities commission. The Company shall use its reasonable best efforts, after consultation with each of the Harbinger Parties, to resolve all such requests or comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof. Each Harbinger Party shall fully cooperate with the Company in the preparation of the Information Statement and such Harbinger Party shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Information Statement; provided, that in the event SBH does not provide such information to the Harbinger Parties or instructs the Harbinger Parties that information SBH has provided to the Harbinger Parties may not be disclosed in the Information Statement, (a) to the extent known to the Harbinger Parties, the Harbinger Parties shall inform the Company that such information is not being made available for inclusion in the Information Statement and (b) the failure to provide such information of SBH shall not constitute a breach of this Section 4.3 by the Harbinger Parties. No filing of, or amendment or supplement to the Information Statement will be made by the Company without the prior consent of the Harbinger Parties (which shall not be unreasonably withheld, conditioned or delayed) and without providing each Harbinger Party the opportunity to review and comment thereon. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed (or otherwise electronically provided) to the Company stockholders as soon as permitted under the Exchange Act. The Company shall use its reasonable best efforts to take all actions required under any applicable federal or state securities or “blue sky” Laws in connection with the issuance of shares of Company Common Stock in the Transaction and the Company will pay all filing fees incident thereto. The Company shall, promptly upon becoming aware of any information that would cause (i) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (ii) the Information Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform each Harbinger Party and, upon consultation with such Harbinger Party, take necessary steps to correct the Information Statement. Each Harbinger Party shall, promptly upon becoming aware of any information furnished by it that would cause (i) any of the statements in the Information Statement to be false or misleading with respect to any material fact or (ii) the Information Statement to omit to state any material fact necessary to make the statements therein not false or misleading, inform the Company.
     SECTION 4.4 Public Announcements. Each party hereto agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors, employees and vendors with respect to this Agreement or the Transaction without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (a) is required (i) by applicable Law, (ii) by the rules of any applicable national securities exchange or (iii) to comply with the disclosure requirements of the SEC, in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (b) contains only information that has already been included in a prior public statement made in accordance with this Section 4.4 and such party has provided the other parties hereto with advance notice of such press release or public announcement.
     SECTION 4.5 Reasonable Best Efforts; Antitrust Filings.
               (a) Each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction. In furtherance and not in limitation of the foregoing, the Company and the Harbinger Parties shall as promptly as practicable after the date of this Agreement (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under any other Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses or permits, as applicable, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (iv) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 4.5(a).
          (b) Each party hereto shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the Federal Trade Commission, the United States Department of Justice or any other Governmental Authorities, and act in good faith and reasonably cooperate with the other parties hereto in connection with any investigation of any Governmental Authority. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law.
          (c) Notwithstanding the foregoing, in no event shall a party hereto be required to (a) commence or threaten to commence litigation, (b) agree to hold, separate, divest, license or cause a third party to purchase, any of the assets or businesses of such party or its Affiliates or Subsidiaries, or (c) otherwise agree to any restrictions on the businesses of such party or its Affiliates or Subsidiaries in connection with avoiding or eliminating any restrictions to the consummation of the Transaction under any Competition Law.
     SECTION 4.6 Fees and Expenses. Except as set forth in this Agreement or as otherwise agreed to in any Ancillary Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, except for the fees and expenses of outside legal counsel to SBH which shall be borne by the Harbinger Parties (pro rata based on the relative percentage of Contributed Shares), the Company shall pay or promptly reimburse SBH for all fees and expenses incurred by SBH or any of its Subsidiaries in connection with this Agreement and/or the Transaction that the Harbinger Parties would otherwise be obligated pay (or reimburse SBH for) pursuant to Sections 5.1 and 5.2 of the SBH Stockholder Agreement, including, for the avoidance of doubt, all out-of-pocket fees and expenses of accountants used to prepare the financial statements of SBH to be included in the Information Statement.

     SECTION 4.7 Stockholder Litigation. The Company shall keep the Harbinger Parties reasonably informed with respect to the defense or settlement of any stockholder Action against it and its directors relating to the Transaction; provided, however, that the Company shall not be required to provide any information in any manner that would result in the loss of protection of legal privilege, attorney-client work product or similar privilege or protection. The Company shall give the Harbinger Parties the opportunity to consult with it regarding the defense or settlement of any such stockholder Action and shall not settle any such Action without the Harbinger Parties’ prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Company may settle any stockholder Action without the consent of the Harbinger Parties (after having given the Harbinger Parties the opportunity to consult with it regarding the defense or settlement of such stockholder Action) if such settlement (i) does not require the payment of money by any Harbinger Party; and (ii) does not provide for any injunctive or non-monetary relief to be entered against a Harbinger Party.
     SECTION 4.8 Listing of Company Common Stock. The Company shall use its reasonable best efforts to cause the Company Common Stock to be issued in the Transaction to be approved for listing on the NYSE prior to the Closing.
     SECTION 4.9 Amendment of SBH Stockholder Documents; SBH Registration Rights Agreement. Each Harbinger Party agrees that it shall not amend (or consent to any proposed amendment of) the SBH Registration Rights Agreement or the SBH Stockholder Agreement in any manner that adversely affects in any respect the rights of such Harbinger Party thereunder.
     SECTION 4.10 No Other Representations and Warranties.
          (a) Except for the representations and warranties contained in Article II or the Ancillary Agreements, the Company acknowledges and agrees that none of the Harbinger Parties or any other Person on behalf of any of the Harbinger Parties makes, nor has the Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to any of the Harbinger Parties or with respect to any other information provided to or made available to the Company in connection with the Transaction. Subject to Sections 2.4(b) and 4.2, none of the Harbinger Parties nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article II or in an applicable section of the Harbinger Parties Disclosure Schedule.
          (b) Except for the representations and warranties contained in Article III or the Ancillary Agreements, each Harbinger Party acknowledges and agrees that neither the Company nor any other Person on behalf of the Company makes, nor has such Harbinger Party relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to or made available to such Harbinger Party in connection with the Transaction. Subject to Sections 3.4(b) and 4.2, neither the Company nor any other Person will have or be subject to any liability or obligation to such Harbinger Party or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to such Harbinger Party in certain management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III or in an applicable section of the Company Disclosure Schedule.
ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:
          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and the Company shall have delivered to the Harbinger Parties a copy thereof.
          (b) Governmental Consents and Approvals. All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by the Harbinger Parties, the Company or any of their respective Subsidiaries to consummate the Transaction, except for those the failure of which to be made or obtained does not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Transaction) and/or a material adverse effect on the ability of any of the Harbinger Parties to consummate the Transaction, shall have been made or obtained.
          (c) No Injunctions or Restraints. No Order, Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.
          (d) Antitrust Waiting Periods. If applicable, the waiting periods (and any extensions thereof) under the HSR Act shall have been terminated or shall have expired. The waiting periods (and any extensions thereof) applicable to the Transaction under any other applicable Competition Laws shall have been terminated or shall have expired, other than any such waiting periods the failure of which to terminate or expire does not have or reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect and/or a material adverse effect on the ability of any of the Harbinger Parties to consummate the Transaction.

          (e) Information Statement. At least twenty (20) days shall have elapsed from the mailing of the definitive Information Statement in accordance with Rule 14c-2(b) under the Exchange Act.
     SECTION 5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in Article II shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.
          (b) Performance of Obligations of the Harbinger Parties. Each Harbinger Party shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
          (c) No SBH Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, an SBH Material Adverse Effect.
          (d) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by a duly authorized officer of each Harbinger Party to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), in each case with respect to such Harbinger Party, and, to the Knowledge of such Harbinger Party, Section 5.2(c) have been satisfied.
          (e) No Liens. Each Harbinger Party shall have delivered to the Company evidence reasonably satisfactory to the Company that the Liens on the Contributed Shares owned by such Harbinger Party securing the credit obligations of such Harbinger Party or its Affiliates shall have been terminated at or prior to the Closing.
          (f) Lock-Up Agreement. Each Harbinger Party shall have delivered to the Company a lock-up letter executed by such Harbinger Party substantially in the form attached hereto as Exhibit E with respect to each share of SBH Common Stock held by such Harbinger Party (other than the Contributed Shares).
          (g) Ownership of SBH Common Stock. The aggregate number of Contributed Shares represents at least fifty-two percent (52%) of the shares of SBH Common Stock as of the Closing calculated on a Fully-Diluted Basis.
          (h) Tax Certificate. Each of the Harbinger Parties shall furnish to the Company on or before the Closing Date a notification, in the form attached hereto as Exhibit F, set forth in the manner described in Treas. Regs. Section 1.1445-2(d)(2)(iii), that by reason of the operation of section 351 of the Code, such Harbinger Party is not required to recognize any gain or loss with respect to the Transaction.

     SECTION 5.3 Additional Conditions to Obligations of the Harbinger Parties. The obligations of the Harbinger Parties to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in Article III shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date.
          (b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
          (c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.
          (d) Officer’s Certificate. The Harbinger Parties shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been satisfied.
          (e) Listing of Company Common Stock. The Company Common Stock to be issued to the Harbinger Parties in the Transaction shall have been approved for listing on the NYSE.
          (f) Registration Rights Agreement. The Registration Rights Agreement shall remain in full force and effect.
          (g) SBH Stockholder Agreement Joinder. The SBH Stockholder Agreement Joinder shall remain in full force and effect.
ARTICLE VI
TERMINATION
     SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by action taken or authorized by the board of directors (or other similar governing body) of the terminating party or parties:
          (a) by mutual written consent of the Company (acting upon the unanimous recommendation of the Special Committee) and the Harbinger Parties, if the board of directors (or similar governing body) of each so determines;
          (b) by written notice of either the Company or the Harbinger Parties:

               (i) if the Transaction shall not have been consummated by January 31, 2011; provided, however, that such date shall be extended to March 31, 2011 if the Information Statement has not been approved for mailing by the staff of the Securities and Exchange Commission on or before December 31, 2010; provided, further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party whose breach of this Agreement caused the Closing not to occur;
               (ii) if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a party which has not complied with its obligations under Section 4.5;
          (c) by the Company (acting upon the recommendation of the Special Committee) upon (i) the occurrence of an event that would cause the condition in Section 5.2(c) not to be satisfied or (ii) a breach or violation of any representation, warranty, covenant or agreement on the part of the Harbinger Parties set forth in this Agreement, which, in the case of clause (ii), such breach or violation would result in the failure to satisfy the conditions set forth in Section 5.2(a) or Section 5.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Closing, or such breach or violation is not cured within fifteen (15) days following receipt of written notice by the Harbinger Party or Parties, as applicable, of such breach or violation (or such longer period during which the applicable Harbinger Party or Parties use their respective reasonable best efforts to cure); or
          (d) by the Harbinger Parties upon (i) the occurrence of an event that would cause the condition in Section 5.3(c) not to be satisfied or (ii) a breach or violation of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which, in the case of clause (ii), such breach or violation would result in the failure to satisfy the conditions set forth in Section 5.3(a) or Section 5.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Closing, or such breach or violation is not cured within fifteen (15) days following receipt of written notice by the Company of such breach or violation (or such longer period during which the Company uses its reasonable best efforts to cure).
     SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) for the provisions of Section 4.4, Section 4.6, this Section 6.2 and Article VII, each of which shall survive termination of this Agreement and (ii) that nothing herein shall relieve any party from liability for any willful and material breach of any covenant or agreement of such party contained herein or any willful and material breach of any representation or warranty of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or in any Ancillary Agreement (to the extent any provision of any such Ancillary Agreement survives termination of this Agreement), all of which obligations shall survive termination of this Agreement in accordance with their terms. For purposes of this Section 6.2, a “willful and material breach” shall mean a material breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.
ARTICLE VII
INDEMNITY
     SECTION 7.1 Survival of Representations, Warranties, Covenants and Obligations. The representations, warranties, covenants and obligations in this Agreement shall survive the Closing Date. A claim for indemnification relating to the representations and warranties in this Agreement may be made at any time prior to the first anniversary of the Closing (the “Survival Termination Date”); provided that (i) a claim relating to Section 2.6(a) may be made at any time until eighteen months following the Closing Date and (ii) a claim relating to Sections 2.1, 2.2, 2.3, 2.8, 3.1, 3.2, 3.3(a), 3.3(b), 3.3(d), 3.8 and 3.9 (the “Fundamental Representations”) or to any agreements or covenants to be performed following the Closing may be made at any time.
     SECTION 7.2 The Harbinger Parties Agreement to Indemnify. Subject to the limitations contained in Sections 7.1, 7.3 and 7.8, upon the terms and subject to the conditions of this Article VII, each Harbinger Party will severally (and not jointly or jointly and severally) indemnify, defend and hold harmless the Company and its officers, directors, employees, Affiliates (other than the Harbinger Parties) and agents (collectively, the “Company Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution of value, costs and expenses, including, taxes, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, relating to, imposed upon or incurred by the Company or any Company Indemnified Parties arising from or in connection with: (i) a breach of any representation of such Harbinger Party contained in this Agreement, or (ii) the breach of any agreement or covenant of such Harbinger Party contained in this Agreement (collectively, the matters in clauses (i) and (ii), “Company Claims”).
     SECTION 7.3 The Harbinger Parties Limitation of Liability.
          (a) Except as provided for below, the obligation of each Harbinger Party to indemnify the Company Indemnified Parties pursuant to Section 7.2 for breaches of representation or warranty shall be limited to an aggregate amount equal to such Harbinger Party’s Cap and each Harbinger Party shall not be liable for any such Damages for breaches of representations or warranties by such Harbinger Party except to the extent that they exceed, in the aggregate, an amount equal to its Basket, in which event such Harbinger Party shall be liable only for such Damages which exceed its Basket. Notwithstanding the foregoing, neither the Cap nor the Basket shall apply to the Indemnified Party’s right to Damages arising from or in connection with (i) any Company Claims arising out of a breach of a Fundamental Representation and (ii) a breach of any agreement or covenant to be performed by any Harbinger Party; provided, however, that in no event shall the aggregate liability of any Harbinger Party hereunder exceed its HCP Cap.
          (b) The amount of any Damages incurred or suffered by a person shall be reduced by any insurance proceeds and other third party recoveries which such person is entitled to receive in connection with the breach, failure or other event which gave rise to such Damages (net of any costs incurred by such person in connection with the collection of such insurance proceeds and the present value of any increase in premiums resulting therefrom).
          (c) The amount of any Damages incurred or suffered by any person shall be reduced by any tax benefit (or increased by any tax cost) actually realized as a result of or related to any such Damages (if and when received and treating any such benefit as the last item of deduction for the applicable tax year). Such tax benefit or cost shall be calculated using the highest marginal rate of federal and State tax, taking into account all of the States in which the person receiving the tax benefit or suffering the tax cost does business. The amount of any such tax benefit or tax cost is to be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Damages.
          (d) Nothing in this Agreement shall limit or restrict any of the Company Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by any Harbinger Party.
     SECTION 7.4 The Company’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article, the Company will indemnify, defend and hold harmless the Harbinger Parties and their respective officers, directors, members, trustees, shareholders, partners, employees, Affiliates (other than the Company and its Subsidiaries) and agents (collectively, the “Harbinger Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all Damages asserted against, relating to, imposed upon or incurred by the Harbinger Indemnified Parties or any of them arising from or in connection with: (i) a breach of any representation of the Company contained in or made pursuant to this Agreement, or (ii) the breach of any agreement or covenant of the Company contained in this Agreement (unless the breach resulted from an action of a Harbinger Indemnified Party). Nothing in this Agreement shall limit or restrict any of the Harbinger Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by the Company.
     SECTION 7.5 Claim Procedures. If a Person is entitled to indemnification under this Article VII (the “Indemnified Party”), such party may make claim under this Article VII (a “Claim”) by delivering to the party required to provide indemnification hereunder (the “Indemnifying Party”) written notice of such claim (the “Claims Notice”). The Claims Notice shall state the nature and basis of such Claim or action, to the extent known, and the amount in dispute under such claim or action, if known at such time. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. If the Indemnifying Party fails to give a Claim

Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Damages, to the extent known at the time, set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay within thirty (30) days after the last day of the applicable Response Period the amount of Damages due pursuant to this Article VII. If the Indemnifying Party delivers a Claim Response not relating to a Third-Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute before otherwise seeking to enforce their respective rights under this Article VII. Any obligation of a Harbinger Party to indemnify the Company Indemnified Parties pursuant to Section 7.2 shall be payable in shares of Company Common Stock or, at the sole option of such Harbinger Party, cash. For purposes of making any such indemnification payments hereunder, each share of Company Common Stock shall be valued at the volume weighted average price (computed using Bloomberg) of a share of Company Common Stock for the 30-trading day period ending on the date preceding the date on which such payment is made.
     SECTION 7.6 Third-Party Claim.
          (a) In the event any claim for indemnification under this Article VII is based on a claim asserted by a third party (i.e., a Person other than a party hereto or its Affiliates, or agents) (a “Third-Party Claim”), the party seeking indemnification shall give prompt written notice to such other party of the Third-Party Claim, which notice shall specify in reasonable detail the basis of such claim and the facts pertaining thereto, and indicating the sections of this Agreement allegedly breached to the extent determinable which are the basis for such claim and the best estimate of the amount to the extent determinable or estimable as of such notice date of the Damages that has been or may be suffered by the Indemnified Party; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party.
          (b) In the event of any Third-Party Claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice to assume and conduct the defense of the underlying Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assume control of the defense, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third-Party Claim and shall pay the reasonable fees and out-of-pocket expenses of a single counsel retained by all such Indemnified Parties with respect to such Third-Party Claim if: (i) the Indemnifying Party does not conduct the defense of the Third-

Party Claim with reasonable diligence; or (ii) the Third-Party Claim seeks non-monetary, equitable or injunctive relief, (ii) alleges violations of criminal law, or (iii) includes as the named parties in any such Third-Party Claim both an Indemnified Party and an Indemnifying Party, and either a defense is available to an Indemnified Party that is not available to an Indemnifying Party or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties. If the Indemnifying Party has assumed such defense as provided in this Section 7.6(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim in accordance with this Section 7.6(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.
     SECTION 7.7 Settlement.
          (a) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 7.6(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).
          (b) If the Indemnifying Party assumes and conducts the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that: (A) involves any action by the Indemnified Party other than the payment of money (which is paid in full by the Indemnifying Party), (B) provides for injunctive or other non-monetary relief against the Indemnified Party, or (C) does not grant an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.
          (c) In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, all settlement negotiations and offers. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third-Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim, including by making available personnel as witnesses in connection with any action.
     SECTION 7.8 Exclusive Remedy. The provisions for indemnification set forth in this Article VII are the exclusive remedies for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, it being understood that the remedies of injunction and specific performance shall remain available to the parties hereto. In this regard, the parties hereto waive and relinquish any and all other remedies for damages to the extent such claim is based upon breaches of the representations, warranties and covenants contained in this Agreement. Subject to the limitations and conditions hereinabove set forth, (i) an Indemnifying Party under this Article VII shall not be liable for any duplicative damages, or punitive or exemplary damages with respect to any indemnity claim; (provided, however, that such limitation shall not apply to the extent awarded to a third party in a Third-Party Claim and required to be paid by the Indemnified Party) and (ii) each Indemnified Party shall be expressly precluded from making any indemnification claim based on (x) diminution of value, to the extent arising from special or unique circumstances relating to the Indemnified Party that were not reasonably foreseeable as of the date of this Agreement, or (y) consequential damages.
ARTICLE VIII
GENERAL PROVISIONS
     SECTION 8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to the Company, to:

Harbinger Group, Inc. 450 Park Avenue, 27th Floor New York, NY 10022 Fax No: (212) 339-5801 Attention: Francis T. McCarron

with copies (which shall not constitute notice hereunder) to:

Kaye Scholer LLP 425 Park Avenue New York, NY 10022 Fax No.: (212) 836-6685 Attention: Lynn Toby Fisher, Esq.

and

Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, NY 10022 Fax No: (212) 230-8888 Attention: Michael J. O’Brien, Esq. Andrew E. Nagel, Esq.

(b)	if to any Harbinger Party, to:

c/o Harbinger Capital Partners 450 Park Avenue, 30th Floor New York, NY 10022 Fax No: (212) 658-9311 Attention: Robin Roger, General Counsel

with a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Fax No: (212) 757-3990 Attention: Jeffrey D. Marell, Esq. Mark A. Underberg, Esq.
     SECTION 8.2 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the purposes of this Agreement the Company shall be deemed not to be an Affiliate of any of the Harbinger Parties.
     “Ancillary Agreements” means the Registration Rights Agreement, the SBH Registration Rights Agreement Joinder and the SBH Stockholder Agreement Joinder.
     “Basket” means, (a) with respect to Harbinger Master, $2,916,335.49, (b) with respect to Harbinger Special Situations, $588,454.09 and (c) with respect to Global Opportunities, $288,437.96.
     “Cap” means, (a) with respect to Harbinger Master, $58,326,709.73, (b) with respect to Harbinger Special Situations, $11,769,081.73 and (c) with respect to Global Opportunities, $5,768,759.16.
     “Code” means Internal Revenue Code of 1986, as amended.

     “Company Disclosure Schedule” means the Disclosure Schedule prepared by the Company and delivered to the Harbinger Parties on or prior to the date of this Agreement.
     “Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (a) is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of Company Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (D) the announcement of this Agreement or the Transaction, (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that the Company or its Subsidiaries are required to adopt or (G) any failure of the Company to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (D), (E) and (F) shall be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of the Company and its Subsidiaries, or (b) would have, or be reasonably likely to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
     “Company Permit” means all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for the Company and its Subsidiaries to own, lease, and operate their respective properties and other assets and to carry on their respective businesses as they are now being conducted.
     “Competition Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Confidentiality Agreement” means the Confidentiality Agreement, entered into as of July 16, 2010, by and between the Company and SBH, as thereafter may be amended.
     “Contract” means any binding agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense, whether written or oral.
     “DTC” means the Depository Trust Company.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “FINRA” means the Financial Industry Regulatory Authority, Inc.
     “Fraud” means, with respect to any Harbinger Party or the Company, as the case may be, an actual and intentional fraud with respect to the making of the representations and warranties in Article II or Article III, as applicable, provided, that such actual and intentional fraud of (i) a Harbinger Party shall only be deemed to exist if any of the individuals listed in clause (a) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article II, as qualified by the Harbinger Party Disclosure Schedule, were actually and intentionally breached in any material respect when made or (ii) the Company shall only be deemed to exist if any of the individuals listed in clause (b) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article III, as qualified by the Company Disclosure Schedule, were actually and intentionally breached in any material respect when made.
     “Fully-Diluted Basis” means, when used with reference to SBH Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of SBH Common Stock outstanding, plus (to the extent not included as outstanding); (A) all other capital stock of SBH, or rights or options to acquire shares of SBH Common Stock or other shares of capital stock of SBH, including any restricted stock units, that have been granted under long-term incentive plans or other plans or agreements; (B) such other outstanding securities of SBH otherwise issuable in respect of securities convertible into or exercisable or exchangeable for such capital stock of SBH, including options, warrants and other rights to purchase shares of capital stock of SBH; (C) any Voting Debt of SBH; (D) any obligations pursuant to merger, stock purchase, asset purchase or other acquisition agreements pursuant to which SBH is required to issue, or the counter-party thereto is entitled to receive, subscribe for or purchase, any shares of capital stock of SBH or securities convertible into, or exercisable or exchangeable for any shares of capital stock of SBH.
     “GAAP” means the United States generally accepted accounting principles.
     “Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory,

administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
     “Harbinger Parties Disclosure Schedule” means the Disclosure Schedule prepared by the Harbinger Parties and delivered to the Company prior to the execution of this Agreement.
     “Harbinger Party Permit” means, with respect to any Harbinger Party, all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for such Harbinger Party to own, lease, and operate its properties and other assets and to carry on its businesses as they are now being conducted.
     “HCP Cap” means (a) with respect to Harbinger Master, $583,267,097.28, (b) with respect to Harbinger Special Situations, $117,690,817.26 and (c) with respect to Global Opportunities, $57,687,591.58.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
     “Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.
     “Information Statement” means the information statement (as defined in Rule 14c-1 under the Exchange Act) relating to the issuance of Company Common Stock in the Transaction, as amended or supplemented from time to time.
     “Knowledge” means (a) with respect to a Harbinger Party, the actual knowledge of David M. Maura and Robin Roger, Esq. and (b) with respect to the Company, the actual knowledge of Francis T. McCarron. For purposes of Section 2.6, Knowledge with respect to David M. Maura will mean actual knowledge after due inquiry.
     “Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

     “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, proxy, power of attorney, voting trust or agreement, or encumbrance of any kind in respect of such asset.
     “NYSE” means the New York Stock Exchange.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
     “Organizational Documents” means, with respect to any Person, the certificate of incorporation and by-laws or similar organizational documents of such Person, as amended and currently in effect.
     “Permitted Liens” means any Liens (a) created by (i) the SBH Stockholder Documents, (ii) the Organizational Documents of SBH, (iii) applicable state and federal securities Laws or (b) with respect to the representations and warranties of each Harbinger Party set forth in Section 2.1(a) that are made as of the date of this Agreement, to secure the credit obligations of the Harbinger Parties or their respective Affiliates.
     “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.
     “Rule 10b5-1 Purchase Instruction” means the Rule 10b5-1 Purchase Instruction between Harbinger Master and Credit Suisse Securities (USA) LLC, dated June 18, 2010.
     “Russell Hobbs” means Russell Hobbs, Inc., a Delaware corporation and an indirect Subsidiary of SBH.
     “SBH Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of SBH and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “SBH Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of SBH Common Stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “SBH Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an SBH Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage, in each case in the United States, (D) the announcement of this Agreement or the Transaction, (E) changes in applicable Law or in the interpretation thereof,

(F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that SBH or its Subsidiaries are required to adopt or (G) any failure of SBH to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “SBH Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an SBH Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (E), and (F) shall be taken into account in determining whether there has been or will be a “SBH Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on SBH and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of SBH and its Subsidiaries.
     “SBH Registration Rights Agreement” means the Registration Rights Agreement, dated February 9, 2010, among SBH, the Harbinger Parties, Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P. and Avenue-CDP Global Opportunities Fund, L.P., as amended from time to time in accordance with its terms.
     “SBH Stockholder Agreement” means the Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Parties and SBH, as amended from time to time in accordance with its terms.
     “SBH Stockholder Documents” means the SBH Registration Rights Agreement, the SBH Stockholder Agreement and the Organizational Documents of SBH.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “SOX Act” means the Sarbanes-Oxley Act of 2002.
     “Spectrum” means Spectrum Brands, Inc., a Delaware corporation and an indirect Subsidiary of SBH.
     “Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.
     “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Harbinger Parties Disclosure Schedule, the Company Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates, instruments, documents and writings executed and delivered by the Company or the Harbinger Parties in connection with the Transaction.

     SECTION 8.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Basket	7.3
Board of Directors	Recitals
Cap	7.3
Claim	7.5
Claim Response	7.5
Claims Notice	7.5
Closing	1.2
Closing Contribution Certificate	1.3(a)(i)
Closing Date	1.2
Company	Preamble
Company Claims	7.2
Company Common Stock	Recitals
Company Indemnified Parties	7.2
Company Preferred Stock	3.2(a)
Company SEC Reports	3.4(a)(i)
Company Stockholder Approval	3.3(d)
Company Voting Debt	3.2(c)
Contributed Shares	1.1
Damages	7.2
Exchange Ratio	1.4(a)
Fundamental Representations	7.1
Global Opportunities	Preamble
Harbinger Indemnified Parties	7.4
Harbinger Master	Preamble
Harbinger Parties	Preamble
Harbinger Party	Preamble
Harbinger Special Situations	Preamble
Houlihan Lokey	3.3(c)
Indemnified Party	7.5
Indemnifying Party	7.5
Registration Rights Agreement	Recitals
Response Period	7.5
SBH	Recitals
SBH Common Stock	Recitals
SBH Preferred Stock	2.6(a)
SBH Registration Rights Agreement Joinder	Recitals
SBH SEC Reports	2.4(a)(i)
SBH Shares	Recitals
SBH Stockholder Agreement Joinder	Recitals
SBH Voting Debt	2.6(c)
Special Committee	Recitals
Survival Termination Date	7.1

Term	Section
Third-Party Claim	7.6
Transaction	Recitals
Transfer	4.9
     SECTION 8.4 Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:
          (a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.
          (b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
          (f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States.
          (h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.
          (i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.
          (k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Disclosure Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.
          (l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.
     SECTION 8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.
     SECTION 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, that SBH shall be deemed an expressly intended third party beneficiary of the last sentence of Section 4.6. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     SECTION 8.7 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.
     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement, the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Transaction or the subject mater hereof, may not be enforced in or by such courts.
SECTION 8.10 Effect of Disclosure. The disclosure of any matter in the Harbinger Parties Disclosure Schedule or the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by Harbinger Parties or the Company, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.
     SECTION 8.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.
     SECTION 8.12 Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 8.12 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Company (following recommendation of the Special Committee) and the Harbinger Parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     SECTION 8.13 Waiver of Jury Trial. EACH OF THE HARBINGER PARTIES AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF THE HARBINGER PARTIES AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     SECTION 8.14 Specific Performance. The parties agree that irreparable damage would occur and that the Harbinger Parties and the Company would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Harbinger Parties or the Company. It is accordingly agreed that the Harbinger Parties and the Company shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.
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     IN WITNESS WHEREOF, the Company and the Harbinger Parties have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

HARBINGER GROUP INC.
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners LLC,
its investment manager

By:	/s/ Robin Roger
	Name:	Robin Roger
	Title:	Managing Director and General Counsel

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations
GP, LLC, its general partner

By:	/s/ Robin Roger
	Name:	Robin Roger
	Title:	Managing Director and General Counsel

GLOBAL OPPORTUNITIES BREAKAWAY LTD.
By:	Harbinger Capital Partners II LP,
its investment manager

By:	/s/ Robin Roger
	Name:	Robin Roger
	Title:	Managing Director and General Counsel

[Signature Page to Contribution and Exchange Agreement]